Exhibit 99.1

Ingles Markets, Incorporated Reports Fiscal 2017 Sales Top $4 Billion

Company Reports Sales and Net Income for Fourth Quarter and Fiscal Year 2017

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 7, 2017--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported total sales of $4.00 billion for fiscal year 2017 compared with $3.79 billion in fiscal year 2016. For the fiscal years ended September 2017 and 2016, net income totaled $53.9 million in 2017 compared with $54.2 million in 2016.

Total sales for the fourth quarter of fiscal 2017 were $1.09 billion compared with $962.4 million for the fourth quarter of fiscal 2016. Net income for the fourth quarter of fiscal 2017 totaled $19.4 million, compared with net income of $14.2 million for the fourth quarter of fiscal 2016.

The fiscal year and quarter ended September 2017 contained 53 weeks and 14 weeks, respectively. This is one extra week compared with the fiscal year and quarter ended September 2016.

Commenting on the results, Robert P. Ingle II, Chairman of the Board, said, “Our Company achieved strong results due to the hard work and dedication of our associates. We will continue to bring our customers products they desire and flawless service in our stores.”

Fourth Quarter Results

Net sales totaled $1.09 billion for the quarter ended September 30, 2017, compared with $962.4 million for the comparable quarter in fiscal 2016. Comparable store sales increased 3.6%, excluding gasoline, and adjusted to reflect the same number of weeks in each fourth quarter. Hurricane activity provided a positive benefit in the current-year quarter.

Gross profit for the fourth quarter of fiscal 2017 increased to $261.3 million, compared with $237.2 million for the fourth quarter of fiscal 2016. Gross profit as a percentage of sales was 24.0% and 24.7% for the 2017 and 2016 fourth quarters, respectively.

Operating and administrative expenses for the September 2017 quarter totaled $220.2 million. Operating and administrative expenses as a percentage of sales were 20.2% for the fourth quarter of fiscal 2017, compared with $204.9 million or 21.3% of sales for the fourth quarter of fiscal 2016. Labor cost increases represented most of the total operating expense increase.

Interest expense totaled $12.7 million for the fourth quarter of fiscal 2017, compared with $11.9 million for the fourth quarter of fiscal 2016. Total debt was $877.9 million at the end of fiscal 2017 compared with $876.5 million at the end of fiscal 2016.

Net income for the September 2017 fourteen week quarter increased to $19.4 million, compared with net income of $14.2 million for the thirteen week September 2016 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.99 and $0.96 per share, respectively, for the September 2017 quarter, compared with $0.72 and $0.70 per share, respectively, for the September 2016 quarter.

Annual Results

Net sales were $4.00 billion for the fiscal year ended September 2017, compared with $3.79 billion for the fiscal year ended September 2016. Comparable store sales in fiscal year 2017 increased 1.5% over fiscal 2016, excluding gasoline, and adjusted to reflect the same number of weeks in each fiscal year. The number of transactions and the average transaction size were both higher in fiscal year 2017 compared with the prior year.

Gross profit for the fiscal year ended September 30, 2017, increased $39.2 million, or 4.2%, to $963.6 million, or 24.1% of sales, compared with $924.4 million, or 24.4% of sales, for the fiscal year ended September 24, 2016.

Operating expenses totaled $837.1 million in fiscal 2017, compared with $794.6 million in fiscal 2016, and were 20.9% of sales for both fiscal years 2017 and 2016. Labor cost increases represented most of the total operating expense increase.

Gains on asset disposals totaled $1.5 million for fiscal 2017, compared with losses of $1.2 million for fiscal 2016. During fiscal 2016, the Company wrote off buildings demolished in advance of rebuilding new stores in future periods.

Interest expense increased $1.1 million for the year ended September 30, 2017, to $47.4 million, compared with $46.3 million for the year ended September 24, 2016. Interest rates on the Company’s floating rate debt increased during fiscal year 2017, while overall debt levels did not change significantly over the past twelve months.

Income tax expense as a percentage of pre-tax income was 36.1% for fiscal 2017 compared with 36.0% for fiscal 2016. There were no individually significant tax items in either fiscal year.

Net income for fiscal 2017 totaled $53.9 million, compared with net income of $54.2 million for fiscal 2016. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $2.74 and $2.66 per share, respectively, for the year ended September 30, 2017, compared with $2.75 and $2.68 per share, respectively, for the year ended September 24, 2016.

Capital expenditures totaled $127.7 million and $137.6 million for fiscal years 2017 and 2016, respectively. During fiscal 2017, the Company opened two new store buildings and closed four stores, one of which is being rebuilt and will reopen in December 2017. The Company’s other store improvement capital projects in fiscal 2017 focused on improved merchandising, convenience and the range of products offered to our customers.

The Company has a line of credit facility totaling $175.0 million with $165.5 million available (after deducting letters of credit) at September 30, 2017. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 30, 2017.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2017 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 199 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED (Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2017 (14 weeks)	2016 (13 weeks)	2017 (53 weeks)	2016 (52 weeks)

Net sales	$1,089,392	$962,374	$4,002,700	$3,794,977
Gross profit	261,289	237,194	963,593	924,405
Operating and administrative expenses	220,230	204,941	837,145	794,595
(Loss)/gain from sale or disposal of assets	(28)	(274)	1,465	(1,208)
Income from operations	41,031	31,979	127,913	128,602
Other income, net	1,337	710	3,807	2,362
Interest expense	12,696	11,937	47,458	46,330
Income taxes	10,300	6,569	30,388	30,445
Net income	$19,372	$14,183	$53,874	$54,189

Basic earnings per common share – Class A	$0.99	$0.72	$2.74	$2.75
Basic earnings per common share – Class B	$0.90	$0.65	$2.49	$2.50
Diluted earnings per common share – Class A	$0.96	$0.70	$2.66	$2.68
Diluted earnings per common share – Class B	$0.90	$0.65	$2.49	$2.50

Additional selected information:
Depreciation and amortization expense	$28,181	$27,244	$110,929	$106,588
Rent expense	$3,263	$3,303	$13,607	$13,761

Consolidated Balance Sheets

	Sept. 30,		Sept. 24,
	2017		2016
ASSETS
Cash and cash equivalents	$23,912		$5,680
Receivables-net	66,329		61,735
Inventories	349,333		343,881
Other current assets	6,266		7,191
Property and equipment-net	1,265,112		1,247,882
Other assets	22,354		20,109
TOTAL ASSETS	$1,733,306		$1,686,478
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,211		$10,001
Accounts payable, accrued expenses and current portion of other long-term liabilities	233,353		231,604
Deferred income taxes	69,918		71,449
Long-term debt	865,660		866,473
Other long-term liabilities	41,112		36,776
Total Liabilities	1,222,254		1,216,303
Stockholders' equity	511,052		470,175
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,733,306		$1,686,478

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer